Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces Second Quarter 2017 Results and Provides Operational Update

HOUSTON, TX — August 8, 2017 (BUSINESS WIRE) – Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced a net loss of $186 million, or $6.28 per basic and diluted share for the second quarter of 2017, compared to a net loss of $206 million, or $7.52 per basic and diluted share, for the second quarter of 2016. This decrease in net loss compared to the same period in 2016 was largely driven by a $113 million reduction in dry hole costs and impairments offset by a $26 million increase in interest expense and a $72 million non-cash loss on debt related embedded derivatives associated with the recently completed debt exchanges and an increase in the market value of secured debt during the quarter.

As of June 30, 2017, cash, cash equivalents, short term investments and restricted cash were approximately $597 million. This includes $250 million of Angolan sale proceeds received pursuant to the purchase and sale agreement with Sonangol, but excludes $159 million in receivables owed to us by Sonangol.

We expect capital expenditures to be approximately $250 million in 2017, which excludes general and administrative expenses and interest expense. Of this amount, approximately $206 million has been spent as of June 30, 2017; however, given that drilling activities have been completed at Shenandoah, Anchor and North Platte, cash outlays for capital expenditures are expected to significantly decrease for the remainder of 2017. Total 2017 cash outlays are currently expected to be approximately $550 million, of which approximately $359 million has been spent as of June 30, 2017.

Operational Update

In the deepwater Gulf of Mexico, Cobalt completed its North Platte #4 Sidetrack 2 operations in May 2017. This well was drilled approximately one–half mile updip of the North Platte #4 Sidetrack 1 location and encountered approximately 400 feet of high quality Lower Wilcox pay. In June 2017, Cobalt completed a bypass for core operation adjacent to the North Platte #4 Sidetrack 2 location and recovered approximately 200 feet of Lower Wilcox conventional core. Following the abandonment of the wellbore, the Rowan Reliance rig was released from operations in late June.

In July 2017, Cobalt entered into an agreement with Chevron and the other co–owners in the Anchor development to unitize Cobalt’s two leases immediately south of the existing Anchor unit (Green Canyon blocks 850 and 851) into such Anchor unit. Cobalt believes the inclusion of these leases in the Anchor unit will optimize the development plan and maximize oil recovery from the Anchor development. The transfer of these interests and the revised Anchor unit remain subject to customary regulatory approval, following which Cobalt would retain its 20% working interest in the revised Anchor unit.

At Shenandoah, Cobalt and its co–owners are continuing to explore development options for the field. Well planning is underway for a drilling operation expected in the first six months of 2018.

Marketing efforts with respect to Cobalt’s Gulf of Mexico assets continue and it is expected that these efforts will conclude in late third quarter of 2017.

With regard to Angola, the previously announced arbitration process between Cobalt and Sonangol is progressing as planned and currently the arbitral tribunals are being constituted. In addition, Cobalt recently met with representatives from Sonangol and the Angolan government and it appears that all parties share a common goal to resolve this matter amicably. However, until this matter is resolved in a satisfactory manner, Cobalt will continue to vigorously prosecute these claims in arbitration and seek all available remedies.

Conference Call

A conference call for investors will be held today at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss Cobalt’s second quarter 2017 results. Hosting the call will be Timothy J. Cutt, Chief Executive Officer, and David D. Powell, Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 407-9039, or for international callers (201) 689-8470. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921 or for international callers (412) 317-6671. The passcode for the replay is 13667710. The replay will be available until August 22, 2017.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Newsroom-Events & Speeches section of Cobalt’s website at www.cobaltintl.com. A replay of the webcast will also be available for approximately 30 days following the call.

About Cobalt

Cobalt International Energy, Inc. (NYSE: CIE) is an independent exploration and production company active in the deepwater U.S. Gulf of Mexico and offshore West Africa. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, including the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “intend,” “could,” “expect,” “plan,” “project,” and other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt disclaims any obligation or undertaking, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after this press release, other than as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations: Aaron Skidmore Director, Investor Relations +1 (713) 457-4426	Media Relations: Lynne L. Hackedorn Vice President, Government and Public Affairs +1 (713) 579-9115

Consolidated Statement of Operations Information:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands, except per share amounts)
Oil, natural gas and natural gas liquids revenues	$13,749	$3,173	$23,616	$4,809

Operating costs and expenses:
Seismic and exploration	14,064	9,428	21,083	15,491
Lease operating expenses	3,035	1,702	5,733	2,658
Dry hole costs and impairments	42,486	155,814	279,591	155,389
General and administrative expenses	27,698	22,864	46,624	51,320
Accretion expense	297	102	587	204
Depreciation, depletion and amortization	10,093	4,289	18,972	7,459

Total operating costs and expenses	97,673	194,199	372,590	232,521

Operating loss	(83,924)	(191,026)	(348,974)	(227,712)

Other (expense) income, net:
Other income	10,762	—	10,701	4,375
Loss on embedded derivatives	(72,436)	—	(70,530)	—
Interest income	1,771	1,453	3,205	2,791
Interest expense	(41,741)	(15,974)	(86,225)	(31,616)

Total other expense, net	(101,644)	(14,521)	(142,849)	(24,450)

Net loss	$(185,568)	$(205,547)	$(491,823)	$(252,162)

Basic and diluted loss per share	$(6.28)	$(7.52)	$(16.68)	$(9.23)

Weighted average common shares outstanding (basis and diluted)	29,526	27,338	29,494	27,316

Consolidated Balance Sheet Information:

	June 30, 2017	December 31, 2016
	($ in thousands)
Cash and cash equivalents	$191,608	$613,534
Restricted cash	11,274	2,517
Short-term investments	383,766	340,418
Total current assets	798,414	1,147,191
Oil and natural gas properties	961,849	1,078,885
Total assets	1,774,348	2,230,478
Total current liabilities	456,178	533,954
Total long-term liabilities	2,644,702	2,537,858
Total stockholders’ equity (29,528,008 and 29,422,864 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively)	(1,326,532)	(841,334)
Total liabilities and stockholders’ equity	$1,774,348	$2,230,478

Consolidated Statement of Cash Flows Information:

	Six Months Ended June 30,
	2017	2016
	($ in thousands)
Net cash (used in) provided by:
Operating activities	$(151,287)	$(51,323)
Investing activities	(251,482)	137,109
Financing activities	—	—